                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              TRITEAL CORPORATION
                        --------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                        --------------------------------
                         (Title of Class of Securities)

                                    89693710
                        --------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                            FILED FEBRUARY 14, 1997

                     (REFLECTING OWNERSHIP AS OF 12/31/96)


                                Page 1 of 4 pages

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CUSIP No.  89693710                      13G           PAGE   2   OF   4   PAGES
         ---------------------                              -----    -----

   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          ORAN M. THOMAS
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     1,000,000
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               1,000,000
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,000,000
          ---------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          10.9%
          ---------------------------------------------------------------------

   12     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 2 of 4 pages
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ITEM 1.
       (a) Name of Issuer:         TRITEAL CORPORATION ("Issuer")

       (b) Address of Issuer's Principal Executive Offices:
                                   2011 Palomar Airport Road, Suite 200
                                   Carlsbad, CA  92009

ITEM 2.
       (a) Name of Person Filing:  Oran M. Thomas

       (b) Address of Principal Business Office, or, if none, Residence:
                                   2011 Palomar Airport Road
                                   Suite 200, Carlsbad, CA  92009

       (c) Citizenship:            United States

       (d) Title of Class of Securities:     Common Stock

       (e) CUSIP Number:           89693710


ITEM 3.    NOT APPLICABLE

ITEM 4.    OWNERSHIP.

       (a) Amount Beneficially Owned:  1,000,000 shares of Common Stock

           Mr. Thomas shares voting and dispositive power over 1,000,000 shares of Common Stock held by the Thomas-Einhorn Family Trust U/T/A 11/8/96 in which Oran M. Thomas and his wife, Deborah L. Einhorn, are Trustees.

       (b) Percent of Class:   10.9%

       (c) Number of shares as to which such person has:

           (1)  sole power to vote or to direct the vote of zero shares.
           (2)  shared power to vote or to direct the vote of 1,000,000 shares.
           (3) sole power to dispose or to direct the disposition of zero shares.
           (4) shared power to dispose or to direct the disposition of 1,000,000 shares.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           NOT APPLICABLE

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           NOT APPLICABLE


                                Page 3 of 4 pages

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ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           NOT APPLICABLE

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           NOT APPLICABLE


ITEM 10.   CERTIFICATION

           NOT APPLICABLE



                                   SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February  10, 1997
                                       --------------------------------------
                                                        Date


                                       /s/  ORAN M. THOMAS
                                       --------------------------------------
                                                      Signature


                                       Oran M. Thomas
                                       --------------------------------------
                                                      Name/Title






                                Page 4 of 4 pages